Exhibit 99.1

Broadridge Completes Acquisition of Matrix Financial Solutions, Inc.

LAKE SUCCESS, N.Y., Jan. 7, 2011 – Broadridge Financial Solutions, Inc. (NYSE:BR) today announced the closing of its acquisition of Matrix Financial Solutions, Inc., the leading independent provider of mutual fund processing solutions for the defined contribution market.

Matrix’s back-office, trust, custody, trading and mutual fund settlement services will be integrated into Broadridge’s solution suite as part of Broadridge’s strategy to strengthen its role as a provider of data processing and distribution channel solutions to the mutual fund industry. With the completion of the transaction today, Matrix and its subsidiaries will operate as part of Broadridge’s Investor Communication Solutions business as “Matrix Financial Solutions, a Broadridge Company.”

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About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $3 trillion in fixed income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

About Matrix

Matrix Financial Solutions is a leading provider of retirement products and services for third party administrators, financial advisors, banks and wealth management professionals. Matrix serves more than 300 financial institutions with over $120 billion in customer assets processed through its trading platform. Based in Denver, Colorado, Matrix combines trust, trading, communications, research and due diligence, asset allocation modeling and technology into one organization with a single focus: to deliver the most streamlined, user-friendly and cost-effective financial services to its customers. The Matrix family of companies includes Matrix Settlement & Clearance Services, MSCS Financial Services, MG Advisory, MG Trust Company, Matrix Communications Technologies and Prima Capital. For more information about Matrix please visit www.matrixfinancialsolutions.com.

Contact Information

Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5474

Media Contact:	Broadridge Media Contact:
Ed Orgon	Arlene Driscoll
The Torrenzano Group	Broadridge Financial Solutions, Inc.
+1 (212) 681-1700, ext. 102	+ 1 (212) 981-1347
ed@torrenzano.com	Arlene.Driscoll@broadridge.com